FOR IMMEDIATE RELEASE:

Investor Contact:
Tom Line-Chief Financial Officer
614-255-5989 (tline@diamond-hill.com)
Media Contact:
CL-Media Relations
Margaret Kirch Cohen
847-507-2229 (margaret@cl-media.com)

DIAMOND HILL INVESTMENT GROUP, INC.
REPORTS 2019 FINANCIAL RESULTS AND ANNOUNCES NEW SHARE REPURCHASE PROGRAM

COLUMBUS, OHIO - February 27, 2020 - Diamond Hill Investment Group, Inc. (Diamond Hill) (NASDAQ:DHIL) today reported results for the fourth quarter of 2019 and the year ended December 31, 2019. The Company derives its consolidated revenue and net income from investment advisory and fund administration services provided by its subsidiary, Diamond Hill Capital Management, Inc. (DHCM). The Company plans to file its Form 10-K later today.

During 2019, Diamond Hill's net income and earnings per share increased due to strong performance in U.S. equity markets. Revenues declined, however, due to a shift in the mix of assets held in lower fee strategies. The Company continued to invest in human capital and technology which, coupled with the revenue decline, compressed our 2019 operating margin. We take a long-term perspective in managing our business, and as a result, our operating margin can fluctuate materially from year to year. Selected highlights include the following:

•
Investment performance was strong. Seven mutual funds (primary share class) have Morningstar RatingsTM of 4 or 5 stars and six have Morningstar Analyst RatingsTM of Gold, Silver or Bronze. Four institutional strategies have top decile performance for the five years ended December 31, 2019 in their respective eVestment peer group rankings.

•	Asset flows into fixed income strategies rose to $838 million, which were offset by equity strategies outflows of $1.5 billion.

•	Assets under management increased 22.5% to $23.4 billion, due to market appreciation.

•	Revenue was $136.6 million, down 6% from $145.6 million in 2018, primarily because of an increase in the mix of assets held in lower fee strategies.

•	Net income attributable to common shareholders was $55.0 million, up 16% from $47.4 million in 2018, primarily because of an increase in investment income.

•	Diluted earnings per common share was $15.99 in 2019 compared to $13.48 in 2018.

•	The Company returned a total of $69 million to our shareholders through a $9.00 per share dividend and the repurchase of 8% of our outstanding shares.

•	The Company appointed Heather E. Brilliant, CFA as president and CEO, in September.

•	The Diamond Hill International Fund was launched in July.

“Despite strong capital markets performance globally in 2019, active asset managers continue to face headwinds because of investor demand for passive strategies and the resulting downward fee pressure.” said Heather Brilliant, president and CEO. “We believe Diamond Hill is well-positioned to navigate these challenges and compete successfully because of our long-term focus, capacity discipline, superior investment results in both equity and fixed income strategies, and alignment with investor interests.”

325 John H. McConnell Blvd, Suite 200, Columbus, Ohio 43215 614-255-3333 info@diamond-hill.com

Share Repurchase Program Update:
In September 2018, the Board of Directors approved a share repurchase program authorizing the purchase of up to $50 million of Diamond Hill common shares, which was completed in February 2020. Under that program the Company repurchased approximately 350,000 shares. On February 27, 2020, the Board of Directors approved a new repurchase program authorizing management to repurchase common shares having an aggregate purchase price of up to an additional $50 million. The authority to repurchase shares will be exercised from time to time as market conditions warrant, is subject to regulatory considerations and will expire in two years. The timing, amount and other terms and conditions of any repurchases will be determined by the Company's management at its discretion based on a variety of factors, including the market price of shares, corporate considerations, general market and economic conditions and legal requirements.

Selected Income Statement Data
(in thousands, except per share figures)

	Three Months Ended December 31,			Year Ended December 31,
	2019	2018	% Change	2019	2018	% Change
Total revenue	35,908	34,446	4%	136,624	145,628	(6)%
Compensation and related costs, excluding deferred compensation expense	16,651	12,497	33%	60,264	55,975	8%
Deferred compensation expense (benefit)	1,925	(3,045)	NM	5,977	(2,121)	NM
Other expenses	5,368	5,207	3%	22,448	20,518	9%
Total operating expenses	23,944	14,659	63%	88,689	74,372	19%
Net operating income	11,964	19,787	(40)%	47,935	71,256	(33)%
Investment income (loss), net	6,880	(13,488)		30,507	(6,273)
Income before taxes	18,844	6,299	199%	78,442	64,983	21%
Income tax expense	(4,321)	(4,223)	2%	(18,688)	(18,669)	—%
Net income	$14,523	$2,076	600%	$59,754	$46,314	29%
Net income attributable to common shareholders	$13,414	$4,809	179%	$54,959	$47,376	16%

Earnings per share attributable to common shareholders - diluted	$3.99	$1.37	191%	$15.99	$13.48	19%

Selected Balance Sheet Data
(in thousands, except per share figures)

	December 31,
	2019	2018
Total cash and corporate investments held directly by DHCM	$187,189	$196,545
Shareholders’ equity	192,856	195,576
Book value per share	$58.54	$55.89
Cash and corporate investments per share	$56.82	$56.17

325 John H. McConnell Blvd, Suite 200, Columbus, Ohio 43215 614-255-3333 info@diamond-hill.com

	Change in Assets Under Management
	For the Year Ended December 31,
(in millions)	2019	2018
AUM at beginning of the year	$19,108	$22,317
Net cash inflows (outflows)
proprietary funds	(499)	(978)
sub-advised funds	216	(25)
separately managed accounts	(394)	(99)
	(677)	(1,102)
Net market appreciation (depreciation) and income	4,968	(2,107)
Increase (decrease) during the year	4,291	(3,209)
AUM at end of the year	$23,399	$19,108

	Net Cash Inflows (Outflows) Further Breakdown For the Year Ended December 31,
(in millions)	2019	2018
Net cash inflows (outflows)
Equity	$(1,515)	$(1,554)
Fixed Income	838	452
	$(677)	$(1,102)

About Diamond Hill:
Based in Columbus, Ohio, Diamond Hill is an independent active asset manager with significant employee ownership and $23.4 billion in assets under management as of December 31, 2019. The Company invests on behalf of institutions and individuals through mutual funds and separate accounts. Strategies include long-only U.S. and international equity, alternative long-short equity, and fixed income. Diamond Hill serves clients by providing investment strategies that deliver lasting value through a shared commitment to its intrinsic value investment philosophy, long-term perspective, disciplined approach and alignment with client interests. For more information visit www.diamond-hill.com.

325 John H. McConnell Blvd, Suite 200, Columbus, Ohio 43215 614-255-3333 info@diamond-hill.com

Use of Supplemental Data as Non-GAAP Performance Measures
As supplemental information, Diamond Hill is providing performance measures that are based on methodologies other than U.S. generally accepted accounting principles (“non-GAAP”). Management believes the non-GAAP measures below are useful measures of our core business activities, are important metrics in estimating the value of an asset management business, and may enable more appropriate comparison to our peers. These non-GAAP measures should not be a substitute for financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”) and may be calculated differently by other companies. The following schedule reconciles GAAP measures to non-GAAP measures for the years ended December 31, 2019 and 2018, respectively.

	Year Ended December 31,
(in thousands, except percentages and per share data)	2019	2018
Total revenue	$136,624	$145,628

Net operating income, GAAP basis	$47,935	$71,256
Non-GAAP adjustments:
Gains (losses) on deferred compensation plan investments, net(1)	5,977	(2,122)
Net operating income, as adjusted, non-GAAP basis(2)	53,912	69,134
Non-GAAP adjustments:
Tax provision on net operating income, as adjusted, non-GAAP basis(3)	(13,680)	(19,542)
Net operating income, as adjusted, after tax, non-GAAP basis(4)	$40,232	$49,592

Net operating income, as adjusted after tax per diluted share, non-GAAP basis(5)	$11.71	$14.11
Diluted weighted average shares outstanding, GAAP basis	3,437	3,515

Operating profit margin, GAAP basis	35%	49%
Operating profit margin, as adjusted, non-GAAP basis(6)	39%	47%

(1) Gains (losses) on deferred compensation plan investments, net: The gain (loss) on deferred compensation plan investments, which increases (decreases) deferred compensation expense included in operating income, is removed from operating income in the calculation because it is offset by an equal amount in investment income (loss) below net operating income on the income statement, and thus has no impact on net income attributable to the Company.
(2) Net operating income, as adjusted: This non-GAAP measure represents the Company’s net operating income adjusted to exclude the impact on compensation expense of gains and losses on investments in the deferred compensation plan.
(3) Tax provision on net operating income, as adjusted: This non-GAAP measure represents the tax provision excluding the impact of investment related activity and is calculated by applying the unconsolidated effective tax rate to net operating income, as adjusted.
(4) Net operating income, as adjusted, after tax: This non-GAAP measure deducts from the net operating income, as adjusted, the tax provision on net operating income, as adjusted.
(5) Net operating income, as adjusted after tax per diluted share: This non-GAAP measure was calculated by dividing the net operating income, as adjusted after tax, by diluted weighted average shares outstanding.
(6) Operating profit margin, as adjusted: This non-GAAP measure was calculated by dividing the net operating income, as adjusted, by total revenue.

Diamond Hill's management does not promote that investors consider the above non-GAAP financial measures alone, or as a substitute for, financial information prepared in accordance with GAAP.

325 John H. McConnell Blvd, Suite 200, Columbus, Ohio 43215 614-255-3333 info@diamond-hill.com

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Throughout this press release, the Company may make forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to such matters as anticipated operating results, prospects and levels of assets under management, technological developments, economic trends (including interest rates and market volatility), expected transactions and similar matters. The words “believe,” “expect,” “anticipate,” “estimate,” “should,” “hope,” “seek,” “plan,” “intend” and similar expressions identify forward-looking statements that speak only as of the date thereof. While the Company believes that the assumptions underlying our forward-looking statements are reasonable, investors are cautioned that any of the assumptions could prove to be inaccurate and accordingly, our actual results and experiences could differ materially from the anticipated results or other expectations expressed in our forward-looking statements. Factors that could cause such actual results or experiences to differ from results discussed in the forward-looking statements include, but are not limited to: the adverse effect from a decline in the securities markets; a decline in the performance of products; changes in interest rates; changes in national and local economic and political conditions, the continuing economic uncertainty in various parts of the world; changes in government policy and regulation, including monetary policy; changes in the Company's ability to attract or retain key employees; unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations; and other risks identified from time-to-time in other public documents on file with the U. S. Securities and Exchange Commission.

325 John H. McConnell Blvd, Suite 200, Columbus, Ohio 43215 614-255-3333 info@diamond-hill.com